EXHIBIT B

SHARE OWNERSHIP REPORT

The following table sets forth information relating to the shares issued pursuant to the approvals obtained at the Special Meeting:

Name	Type of Security Issued(1)	Number of Shares Issued(2)
Dr. Shaun Passley	Super-Voting Shares Preferred Shares	25,000 1,500,000
Epazz, Inc.	Super-Voting Shares Preferred Shares	100,000 10,000,000

(1) Each super-voting share carries 1,000 votes per share. The preferred shares are non-voting and may be converted to common shares on the basis of three common shares for each preferred share converted.

(2) Each person named in the table has the sole power to vote the shares owned by the person. In addition, Dr. Passley is the sole director and officer of Epazz, and is its principal shareholder with 95% voting control of Epazz, and, accordingly, Dr. Passley controls the voting rights attached to the shares of the Issuer owned by Epazz.

The following table sets forth information relating to shares of the Company held by Dr. Passley, Epazz and Ameritek currently:

Name	Type of Ownership	Type of Security Owned	Number of Shares Owned	Percentage of Shares Outstanding (1)
Dr. Shaun Passley	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	7,668,205 35,000 5,120,000	12.4% 18.9% 12.5%
Epazz, Inc. (2)	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	10,867,301 145,000 21,700,000	17.7% 78.4% 75.3%
Ameritek Ventures, Inc. (3)(4)	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	1,583,333 5,000 750,000	2.5% 2.7% 2.6%
Directors and Officers (other than Dr. Passley)	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	644,784 - -	1.0% - -

(1)   Based on 61,389,794 common shares, 185,000 super-voting shares and 28,770,000 preferred sharesissued and outstanding.

(2)   Dr. Shaun Passley is the sole director and officer of Epazz and is its principal shareholder with 95% voting control of Epazz.

(3)   Dr. Shaun Passley is the sole director and officer of Ameritek.

(4)   Epazz is the principal shareholder with 95% voting control of Ameritek.

(5)   Each person named in the table has the sole power to vote the shares owned by the person. In addition, Dr. Passley is the sole director and officer of Epazz, and is its principal shareholder with 95% voting control of Epazz.; Dr. Passley is a director, officer, and principal shareholder of Ameritek of which Epazz, is the principal shareholder with 95% voting control of Ameritek.; and accordingly, Dr. Passley controls the voting rights attached to the shares of the Issuer owned by Epazz and Ameritek.